RISK MANAGEMENT AND ETHANOL MARKETING CONTRACT

THIS AGREEMENT is entered into by and among FCStone, LLC (“FCStone”), an Iowa limited liability company with its main office at 2829 Westown Parkway, West Des Moines, Iowa 50266, and Eco-Energy, Inc. (“Eco”) a Tennessee Corporation with its main office located at 730 Cool Springs Blvd. Suite 130, Franklin, Tennessee 37067, and Husker AG, LLC. (HA) with its main office located at 54048 Hwy 20, Plainview, NE 68769.

RECITALS:

A.
HA is a Limited Liability Company, which is operating an ethanol plant facility located at 54048 Hwy 20, Plainview, NE, (the “Plant”) and which desires to establish an input origination and marketing risk management plan and an output-marketing contract.

B.	FCStone, which is experienced in commodity transactions and related risk management, is willing to provide such assistance on the terms hereby stated.

C.	Eco is a reseller in ethanol and is experienced in the marketing and transportation of such product, and is willing to agree to purchase the ethanol output of the Plant.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS BETWEEN THE PARTIES:

1.
FCStone and Eco Services. FCStone shall, during the term hereof, provide services to HA in the implementation of a full service price risk management program for HA (the “FCStone Program”). HA will have a full time risk manager of FCStone from an FCStone office to help in day-to-day grain marketing decisions. The FCStone services to be provided are set forth in Exhibit A attached hereto. Eco shall, during the term hereof, purchase the entire output of ethanol specified herein and to provide certain transportation services to HA (the “Eco Program”). The Eco services to be provided are set forth in Sections 2, 3 and 4 and the exhibits attached hereto which are referred to therein.

2.
Eco Ethanol Output Purchases. HA agrees to sell to Eco, and Eco agrees to purchase from HA the entire output of ethanol of the Plant during the term, in good faith and at fair market rates. The terms of such transactions shall be fixed by agreement of HA and Eco established in good faith from time to time consistent with the provisions of Exhibit B attached hereto. The price on all ethanol shall be determined on an FOB Plainview, NE basis.

3.
Eco Denaturant Procurement. HA at HA’s option can purchase their entire denaturant demand from Eco during the term or purchase the denaturant on their own. The terms of such transactions shall be fixed by agreement of HA and Eco established in good faith from time to time.

4.	Eco Transportation Services. Eco agrees to provide the transportation services set forth in Exhibit C. HA agrees to pay freight and assume railcar leases as provided in Exhibit C.

5.	Fees.

(a)
HA shall pay a fee for services of Eco and FCStone and materials provided hereunder of $[***] per net gallon of ethanol produced during the Term. Such fees shall be payable monthly on an estimated basis on the first business day of each month during the term hereof, in advance to FCStone. FCStone shall remit a share of such fee to Eco as Eco and FCStone may agree. The initial estimated monthly payment shall be $[***] per month. The actual fees payable based upon actual production and the above quoted rate shall be computed every three (3) months and additional payment to FCStone or credits to HA’s account shall be made, and the monthly fee adjusted, so as to accurately reflect the actual fees payable.

(b)
In addition to such fees, HA shall also pay to FCStone any transaction commissions, fees, services charges or mark-ups arising from options, futures or other risk management or cash commodity transactions executed or brokered through FCStone, its affiliates, or others in accordance with their applicable schedules of rates, except that FCStone guarantees that the rate for exchange-traded futures and options contracts shall not be more than $10.00 per round turn, plus all applicable exchange fees, during the initial term hereof. Any OTC (over-the-counter) transactions will be $8.00 per round turn, plus any applicable fees, during the initial term hereof.

6.
HA Representative. HA shall designate one or more persons who shall be authorized and directed to receive services hereunder and to make all hedging and merchandising and purchasing and sales decisions for HA. All directions, transactions and authorizations given by such representative to FCStone or to Eco shall be binding upon HA. FCStone and Eco shall each be entitled to rely on the authorization of such persons until it receives written notification from HA that such authorization has been revoked.

7.
Transactions with FCStone and FCStone Affiliates. HA understands, approves, authorizes, and agrees that FCStone as an advisor may recommend that HA enter into transactions where FCStone will act as a broker or futures commission merchant or where HA may enter into transactions with one or more companies which are under common ownership or control with FCStone, including, but not limited to, FCStone Trading, L.L.C. with respect to physical energy products and over the counter swaps and options and FGDI, L.L.C. with respect to cash grain. FCStone may also participate on HA’s behalf in negotiations with one or more elevators, which are members of FCStone’s parent company. All futures, swap or cash commodity transactions involving HA, FCStone and its affiliates shall be subject to, and shall be governed by, the applicable customer agreements, master agreements, confirmations, and other documentation thereof.

8.	FCStone Limitations.

(a)
To the extent and if any brokerage services are provided by FCStone it will be to find suppliers or purchasers for HA. FCStone will not purchase or sell grain, nor will it be directly involved in the purchase of the grain involving HA. FCStone may give merchandising, purchasing and hedging advice to HA, but all decisions on purchasing, merchandising and hedging strategy will be made by HA. All hedging positions will be the responsibility of HA, in HA’s account with FCStone or other relevant party. All positions shall be for the purpose of hedging against price risks associated with the HA’s operations.

[***] -- Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

(b)
FCStone assumes no responsibility for the completion or performance of any contracts between HA and HA’s customers and suppliers, and HA agrees that it shall not bring any action or make any claim against FCStone based on any act, omission or claim of any of HA’s customers or suppliers.

(c)
To the extent FCStone provides services relating to accounting systems, sole responsibility for the accuracy and completeness of HA’s books and financial statements shall remain with HA. FCStone shall not be deemed to attest in any way to the accuracy of such books and financial statements.

(d)	FCStone assumes no responsibility for tax advice, tax planning, or tax returns or tax reporting.

9.	Eco Limitations.

(a)
Eco assumes no responsibility for the completion or performance of any contracts between HA and HA’s customers and suppliers, and HA agrees that it shall not bring any action or make any claim against Eco based on any act, omission or claim of any of HA’s customers or suppliers.

(b)
HA is responsible to cover all non-deliveries of any product that is contracted between ECO and HA in a timely manner in order to stay within the time parameters of the contract. ECO will assist in procuring product from other suppliers to cover these non-deliveries.

(c)	If any party terminates this agreement for any reason, all parties will be responsible to complete any existing contracts.

10.
Separability and Non-liability. The services, contracts and relationship between HA and FCStone and between HA and Eco are independent and separable. FCStone shall have no liability or responsibility to HA for the performance of Eco hereunder. Eco shall have no responsibility or liability for the performance of FCStone hereunder. Termination of this Agreement as between Eco and HA shall not impair the continuing relationship between FCStone and HA, and termination as between FCStone and Eco shall not impair the continuing relationship between Eco and HA. Termination of this Agreement as between FCStone and HA shall not impair the continuing relationship between ECO and HA.

11.
Confidentiality Agreement. The parties agree, to the extent permitted by law, to preserve and protect the confidentiality of the Agreement. Both parties recognize that federal or state law may require the filing of the Agreement with, or the furnishing of information to, governmental authorities or regulatory agencies. Both parties further recognize the need, from time to time, for the submission of the Agreement to affiliates, consultants, or contractors performing work on, or related to, the subject matter of the Agreement. Buyer and Seller agree to allow the submission of the Agreement to affiliates, consultants, or contractors if such affiliates, consultants, or contractors agree to protect the confidentiality of the Agreement. In the event either party is of the opinion that applicable law requires it to file the Agreement with, or to disclose information related to the Agreement (other than information required by laws and regulations in effect as of the date hereof to be furnished in periodic reports to governmental authorities) to, any judicial body, governmental authority or regulatory agency, that party shall so notify the other party in writing prior to the disclosure or filing of the Agreement.

12.
Public Disclosure. Any public announcements concerning the transaction contemplated by this agreement shall be approved in advance by FCStone, ECO, and HA, except for disclosures required by law, in which case the disclosing party shall provide a copy of the disclosure to the other party prior to its public release. As HA is subject to SEC filing requirements, SEC required filings will not be subject to advance disclosure except as allowed by the SEC.

13.	Terms and Termination.

(a)
The renewal term of this Agreement shall commence on the date of June 1, 2005 and shall continue until September 30, 2006. This contract will automatically renew for an additional term of one (1) year unless HA gives notice of non-renewal in writing to FCStone and to Eco at least four (4) months prior to the end of this renewal term. At the renewal date FCStone, Eco and HA will discuss the fee rate and may at the agreement of all parties change the fee structure.

(b)
This agreement may be terminated by HA as to either FCStone or Eco in the event of material breach of any of the material terms hereof by such other party, by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless the receiving party cures the breach within such time. This agreement may terminate by either FCStone or Eco as to HA in the event of material breach of any of the material terms hereof by HA, by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless the receiving party cures the breach within such time. This agreement may be terminated immediately without notice at the election of any party in the event of bankruptcy, or any other receivership or insolvency proceeding is filed by or against another party.

(c)
This Agreement may also be terminated between HA and FCStone and/or HA and Eco by the mutual consent of the parties on such terms as the parties may agree with respect to the obligations of such parties. All other terms and conditions of Agreement shall continue on.

(d)
In addition to any other method of terminating this Agreement, either FCStone or Eco may unilaterally terminate this Agreement at any time if such termination shall be required by any regulatory authority, and such termination shall be effective on the 30th day following the giving of notice of intent to terminate.

14.
Licenses. Bonds, and Insurance. Each party represents that it now has and will maintain in full force and effect during the term of this Agreement, at its sole cost, all necessary state and federal licenses, bonds and insurance in accordance with applicable state or federal laws and regulations.

15.
Limitation of Liability. EACH PARTY UNDERSTANDS THAT NO OTHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS HEREUNDER. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE AND INTERRUPTION OF BUSINESS.

16.
Disclaimer. HA understands and agrees that FCStone and Eco make no warranty respecting legal or regulatory requirements and risks. HA shall obtain such legal and regulatory advice from third parties as it may deem necessary respecting the applicability of legal regulatory requirements applicable to HA’s business.

17.
Indemnity. The Parties agree that they shall absolve, release and refrain from seeking remedies against each other and their officers, agents, employees, subcontractors and insurers for any and all losses, claims, damages, costs, suits and liabilities for damage, deterioration of quality, shrinkage in quantity, loss of grade or loss of Ethanol resulting from the inherent nature of transfer operations and the inherent nature of Ethanol provided that this in no way shall relieve the parties for their own negligence, willful misconduct or theft. Each party to this contract shall indemnify, defend and hold the other harmless from claims, demands and causes of action asserted against the other by any person (including without limitation employees of either party) for personal injury or death, or for loss of or damage to property resulting from the willful or negligent acts or omissions of the indemnifying party. Where personal injury, death or loss of or damage to property is the result of the joint negligence or misconduct or the Parties hereto, the Parties expressly agree to indemnify each other in proportion to their respective share of such joint negligence or misconduct.

18.
Nature of Relationship. FCStone and Eco are independent contractors providing services to HA. No employment relationship, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby. Each party shall be solely and exclusively responsible for its own expenses and costs of performance.

19.
Notices. Any notices permitted or required hereunder shall be in writing, signed by an officer duly authorized of the party giving such notice, and shall either be hand delivered or mailed. If mailed, notice shall be sent by certified, first class, return receipt requested, mail to the address shown above, or any other address subsequently specified by notice from one party to the other.

20.	General.

(a)
This agreement is the entire understanding of the parties concerning the subject matter hereof, and it may be modified only in writing signed by the parties. All commodities futures, options, and swap transactions shall be subject to the customer or master agreements between HA and FCStone, its affiliates, or others. The parties may enter into other agreements in writing, including but not limited to service agreements, customer agreements and master agreements with respect to commodity futures options and swaps.

(b)	Upon execution, this agreement supercedes any and all previous agreements.

(c)
If any provision or provisions of this agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(d)
No party shall be liable for any failure to perform any or all of the provisions of this agreement if and to the extent that performance has been delayed or prevented by reason of any cause beyond the reasonable control of such party. The expression “cause beyond the reasonable control” shall be deemed to include, but not be limited to: acts, regulations, laws, or restraints imposed by any governmental body; wars, hostilities, sabotage, riots, or commotions; acts of God; or fires, frost, storms, or lightning.

(e)	This agreement is not intended to, and does not, create or give rise to any fiduciary duty on the part of any party to any other.

(f)
No action, regardless of its nature or form, arising from or in relation to this Agreement may be brought by either party more than two (2) years after the cause of action has arisen, or, in the case of an action for nonpayment, more than two (2) years from the date the last payment was due. Venue for any action arising from or in relation to this agreement shall be in Pierce County, Nebraska.

(g)	This agreement is governed by and shall be construed under the laws of the State of Nebraska.

(h)
This agreement shall be binding upon and inure to the benefit of the parties and the successors and assigns of the entire business and goodwill of FCStone, Eco or HA, but shall not be otherwise assignable without the express consent of the other parties.

DATED AND EXECUTED AS OF THIS 31 DAY OF May, 2005.

HUSKER AG, LLC.

BY: /s/ Fredrick J. Knievel

FC STONE, L.L.C.

BY: /s/ [Signature Illegible], VP

ECO-ENERGY, INC.

BY: /s/ [Signature Illegible], President

EXHIBIT A

FCStone Services

FCStone will provide the following services based on sound risk management principles, using FCStone’s Basis Trading experience together with the futures and options markets to reduce HA’s exposure to commodity price changes.

I.	General Scope. FCStone will provide advice, assistance and risk management with respect to HA’s grain origination, energy and transportation, procurement and output sales.

II.	Consulting Services and Program: FCStone services to HA shall fall into two (2) categories.

A.	FCStone shall provide HA with price risk management evaluation, review and advice in relation to use of Corn and/or any other grain products as they relate to the day-to-day operations of the plant.

B.
FCStone shall provide HA with price risk management evaluation, review and advice in relation to use of Natural Gas and/or any other energy products as they relate to the day-to-day operation of the plant.

Such services to be summarized monthly/annually in a detailed report prepared by FCStone for the HA staff/board, and accordingly to their satisfaction in terms of content and accountability.

III.	Internal Risk Management Procedures:

A.	Risk management guidelines and controls. Risk management recommendations regarding position limits, strategies, credit exposure and volumes will be presented for HA approval.

B.	Assist in Establishing Corporate Risk Policy - Assess Risk Profile - Define Hedge Objective.

EXHIBIT B

ECO Services - Ethanol

Eco shall purchase the entire ethanol output of HA’s Plant on the following terms:

1.	HA can terminate contract if Eco does not pay within net 5 business days of Invoice, Bill of Lading (BOL), Return Bill of Lading (RBOL) and Certificate of Analysis (COA).

2.	Eco will pay net 3 business days upon receipt of Invoice, BOL, RBOL, and COA.

3.	HA is responsible for any and all local, state and federal tax liabilities.

4.	Eco will provide scheduling and marketing for ethanol produced.

5.	Eco will be responsible for receivables risk on ethanol.

6.	Eco reserves the right to refuse business to anyone due to credit or market risk.

7.	HA shall meet or exceed all specifications for E-grade denatured fuel ethanol as well as any changes in fuel ethanol industry standards that might occur after the execution of this agreement.

8.	HA will keep Eco informed on production forecasts as well as daily plant inventory balances.

9.
On Rail car shipments title of ethanol will pass at the loading flange between the plant and the Rail car unless otherwise specified. On truck shipments title of the ethanol will pass at the loading flange between the plant and the truck unless otherwise specified. Eco is purchasing the ethanol on a FOB HA plant basis.

10.	HA will provide a minimum of 10 days storage on the HA site.

11.	HA must have meters that measure both gross and net 60 degrees Fahrenheit temperature corrected gallons.

12.	Eco shall deduct all unavoidable costs such as government tariffs or assessment fees, sales taxes, import/export handling fees, assessments, inspection fees, or any other that has been approved by HA.

13.	Eco will procure all Natural Gasoline (denaturant) for HA if HA so wishes otherwise HA could purchase the denaturant for the plant themselves.

EXHIBIT C

Eco Services - Transportation

1.	Eco will lease all railcars for HA. All leases will be in the name of Eco.

2.	Eco will estimate the number of railcars needed for HA. If HA chooses to end the contract, they will be responsible to take over all railcar leases.

3.	Eco will negotiate rail rates on behalf of HA.

4.	All rail contracts will be in the name of HA.

5.	HA will invoice Eco for rail freight along with a copy of the actual railroad invoice. (This amount will be paid on a net 3 business days upon receipt of invoice.)

6.	Eco will purchase all (rail and truck) gallons on an FOB plant basis.

7.	Eco will supply all trucks.